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                                                                 EXHIBIT (g)(1)
                        AUTOMATIC REINSURANCE AGREEMENT

                                    between

                          AIG LIFE INSURANCE COMPANY

       (a corporation organized under the laws of the state of Delaware, having its principal place of business in New York, New York;
                hereinafter referred to as the CEDING COMPANY)

                                      and

               AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
       (a corporation organized under the laws of the state of Delaware, having its principal place of business in New York, New York;
                   hereinafter referred to as the REINSURER)

              Effective Date of this Agreement: January 31, 2001
                (hereinafter referred to as the EFFECTIVE DATE)

                             Agreement No. 2000-35

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                               Table of Contents

PREAMBLE...................................................................  1

Article I       Scope of Agreement.........................................  1

Article II      Commencement and Termination of Liability..................  3

Article III     Oversights and Clerical Errors.............................  4

Article IV    Net Amount at Risk...........................................  5

Article V       Reinsurance Premiums.......................................  6

Article VI      Reinsurance Administration.................................  7

Article VII   Settlement of Claims......................................... 10

Article VIII  Reinsurance Credit........................................... 12

Article IX    Recapture Privileges......................................... 13

Article X       Inspection of Records...................................... 14

Article XI      Insolvency................................................. 15

Article XII   Negotiation.................................................. 16

Article XIII  Arbitration.................................................. 17

Article XIV   Right to Offset Balances Due................................. 18

Article XV    Policy Form and Program Changes.............................. 19

Article XVI   Confidentiality.............................................. 21

Article XVII  Miscellaneous................................................ 22

                A. Notifications........................................... 22

                B. Assignment.............................................. 22

                C. Severability............................................ 22

                D. Applicable Law.......................................... 22

                E. Currency................................................ 22

Article XVIII Entire Agreement............................................. 23

Article XIX   DAC Tax...................................................... 24

Article XX    Duration of Agreement........................................ 25

Article XXI   Special Termination or Settlement............................ 26

Article XXII  Execution of Agreement....................................... 28

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

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                            Schedules and Exhibits

Schedule A      Plans of Reinsurance

Schedule B      Investment Funds

Schedule C      Required Data and Suggested Data Layout

Exhibit I       1994 Variable Annuity MGDB Mortality Table

Exhibit II      Reinsurance Premiums

Exhibit III     Benefit Limitation Rules

Exhibit IV      Confidentiality and Non-Disclosure Agreement

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

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                                   PREAMBLE

This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any policies of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such policies reinsured hereunder.

                                   Article I

                              Scope of Agreement

A. On and after the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, its share of the MNAR (defined in Article IV), in excess of the CEDING COMPANY'S retention (defined in Paragraph B below), generated prior to termination of the REINSURER'S liability (defined in Article II), by the Guaranteed Minimum Death Benefit (GMDB) provisions within the variable annuity policy forms and endorsements issued by the CEDING COMPANY and reinsured hereunder (defined in Schedule A).

B. The CEDING COMPANY will have a combined first dollar retention of annual aggregate VNAR claims (defined in Article IV) under this Agreement and the companion Agreement known as No. 2000-35NY with the CEDING COMPANY'S affiliate, American International Life Assurance Company of New York, by GMDB design (Basic Benefit and each Optional Enhanced Benefit as described in Schedule A) in the amount of ten (10) basis points of the average aggregate account value inforce, calculated as described in Paragraph D below, multiplied by the REINSURER'S Quota Share Percentage (defined in Schedule A), over each respective calendar year of coverage.

C. The REINSURER'S combined maximum aggregate VNAR (defined in Article IV) liability under this Agreement and Agreement No. 2000-35NY, by GMDB design, in any one calendar year shall not exceed two hundred and forty (240) basis points in excess of the CEDING COMPANY'S retention, defined in Paragraph B, above, of the average aggregate account value inforce, calculated as described in Paragraph D below, multiplied by the REINSURER'S Quota Share
   Percentage over each respective calendar year of coverage.            /

D. The first dollar retention and excess of first dollar liability caps will be applied on a monthly basis where the basis point limit retention is divided by 12 and applied to the average aggregate account value by GMDB design. The average aggregate account value for the month will be determined using the beginning-of-month and end-of-month values. At the end of each calendar year, there will be a true-up to the average aggregate annual account value for the year if required. This average shall be calculated by way of a trapezoidal rule as shown in Exhibit III.

   Note: Aggregate values are by GMDB design across all products reinsured hereunder and under Reinsurance Agreement No. 2000-35NY.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 1

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                         Article I, Scope of Agreement

                                  (Continued)

E. The REINSURER'S maximum MNAR liability on any individual life reinsured hereunder and under Agreement No. 2000-35NY, shall be limited to one-million dollars ($ 1,000,000) multiplied by the REINSURER'S Quota Share Percentage.

F. This Agreement covers only the CEDING COMPANY'S contractual liability for claims paid under variable annuity policy forms and endorsements specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER in accordance with the terms of this Agreement set forth in Article XV.

G. For purposes of clarification and certainty, any reference in this Agreement to restoring a party to the position that that party would have occupied, or any similar phrase, shall be deemed to mean restoring the party to the position that that party would have occupied under the terms of this Agreement, and not to the position that that party occupied prior to the execution of this Agreement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 2

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                                  Article II

                   Commencement and Termination of Liability

A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B. The liability of the REINSURER for all reinsured policies under this Agreement may terminate in accordance with

    1. the Duration of Agreement provisions set forth within Article XX, or

    2. the termination provisions set forth within Article VI, Administration, and within Article XXI, Special Termination or Settlement, or

    3. the Recapture Privileges set forth within Article IX.

C. For an individual contract, the liability of the REINSURER under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the policy(ies) reinsured hereunder:

    1. the date the owner elects to annuitize;

    2. surrender or termination of the policy (including 1035 exchanges);

    3. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit, or the later of the death of the spouse when spousal continuance has been elected, (or as specified under Article VI, Paragraph H);

    4. attainment of maximum annuitization age (i.e. the month following the Annuitant's 90th birthday).

D. If the GMDB on a qualified policy reinsured hereunder is removed by endorsement, the reinsurance hereunder shall immediately terminate.

E. The REINSURER shall be liable to reimburse claims only on those deaths where the Policy Issue Date and the actual date of death are on or after the EFFECTIVE DATE, in accordance with Article VII.


AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 3

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                                  Article III

                        Oversights and Clerical Errors

A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if such noncompliance is shown to be the unintentional result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had no such noncompliance, oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a policy it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. In such event, this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken reasonable action to remedy such a situation within 180 days of its discovery, the REINSURER reserves the right to limit its liability to reported policies only.

C. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not declare a policy form it should have declared under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. In such event, this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had the CEDING COMPANY declared the policy form at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation within 180 days of its discovery, the REINSURER reserves the right to limit its liability on the undeclared policy forms only.

D. The provisions of this Article may not be used to supersede or void the termination provisions set forth in Article VI, Paragraph F.

E. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER'S liability under Article VII, Settlement of Claims, of this Agreement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 4

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                                  Article IV

                              Net Amount at Risk

A. The mortality net amount at risk for each variable annuity contract reinsured hereunder shall be calculated as of the first day of each calendar month and shall be equal to the following:

   MNAR (Mortality Net Amount at Risk) = VNAR where:

    . VNAR (Variable Net Amount at Risk) = Maximum (a, b) multiplied by the REINSURER'S Quota Share Percentage where:

       a = (Contractual Death Benefit - Account Value) b = 0

B. Definitions:

    . Contractual Death Benefit is equal to "Death Benefit" as defined in the Variable Annuity policy forms as listed in Schedule A.


AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 5

                                   Article V

                             Reinsurance Premiums

A. The reinsurance premium is a monthly YRT rate which is applied to the average MNAR over the reporting period on a life-by-life basis, and is equal to one-twelfth (1/1 2th) of one-hundred percent (100%) of the 1994 Variable Annuity MQDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection. The reinsurance premium is subject to minimum and maximum asset-based premium rate levels that vary by a defined premium class based on variable annuity product, if applicable, and underlying GMDB design.

B. The minimum and maximum reinsurance premium rates, expressed in terms of basis points, are set forth in Exhibit II, and are calculated on an aggregate basis by premium class, as described in the following paragraph:

   The CEDING COMPANY shall calculate, for each premium class, the REINSURER'S Quota Share Percentage of the greater of the average aggregate GMDB value and the average aggregate account value for the reporting month. This value shall be applied to the annualized minimum and maximum reinsurance premium rates per premium class on a 1/1 2/,h/ basis.

   The Reinsurance Premium due to the REINSURER for the month, for each premium class, shall be the greater of the YRT rate, as described above, and the minimum asset- based premium, but no greater than the maximum asset-based premium calculated as described above. The total Reinsurance Premium due for the month is the sum of the premiums calculated for each premium class.

C. The YRT rate and the minimum/maximum asset-based premium rates shall be based on the oldest person of a multiple life status.

D. For Spousal Continuances, the new reinsurance premium rate applied shall be based off the attained age of the surviving spouse at the time of election of spousal continuance. After the new business facility expires, as described under Article XX, the REINSURER reserves the right to declare new rates.

E. The total reinsurance premium due and payable in any month shall at least equal one thousand five hundred dollars ($1,500), in combination with Agreement No. 2000-35NY.

F. The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees, mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 6

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                                  Article VI

                          Reinsurance Administration

A. Within thirty (30) days of the end of each calendar month (the "Due Date"), the CEDING COMPANY shall provide to the REINSURER:

    1. the seriatim electronic data,

    2. the Summary Statement, and

    3. the reinsurance premium payment due

   (altogether referred to as the "Remittance"), as defined and in the manner described below.

B. The CEDING COMPANY acknowledges the importance of timely submissions of credible data, as defined herein, to enable the REINSURER to manage effectively the risk associated with the products reinsured hereunder. Therefore, by the Due Date for each calendar month, the CEDING COMPANY will take the necessary steps to furnish the REINSURER with the seriatim electronic data as detailed in Schedule C, for each policy form specified in Schedule A, valued as of the last day of that month. The CEDING COMPANY shall provide the REINSURER with the file format and record layout of the seriatim electronic data and shall keep the REINSURER informed of any changes to the file format as they may occur. The data provided shall constitute a component of the Remittance provided both of the following conditions are met:

    1. the file contains correct data for all the policies reinsured, and

    2. each record contains all of the applicable data elements set forth in Schedule C.

   The CEDING COMPANY shall promptly notify the REINSURER when it becomes aware of any deficiency in its seriatim electronic data and/or its associated reporting process. For its part, if the REINSURER becomes aware of any deficiency in the CEDING COMPANY'S seriatim electronic data and/or its associated reporting process, the REINSURER shall promptly notify the CEDING COMPANY of the deficiency. The CEDING COMPANY shall initiate the cure for the deficiency within thirty (30) days after either notice (the "Cure Period"), to be effectuated as promptly as possible.

   Any error or incomplete item that does not materially affect the REINSURER'S ability to manage its risk associated with the reinsured policies shall not cause the seriatim electronic data provided by the CEDING COMPANY to fail to constitute the seriatim electronic data component of a Remittance.

C. Additionally, by the Due Date for each calendar month, the CEDING COMPANY will furnish the REINSURER with a Summary Statement containing the following:

    1. reinsurance premiums due to the REINSURER summarized separately for each premium class as shown in Exhibit II;

    2. benefit claim reimbursements due to the CEDING COMPANY in total and, if applicable, broken down by MNAR components;

    3. month end date for the period covered by the Summary Statement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 7

                    Article VI, Reinsurance Administration

                                  (Continued)

D. If the net balance is due the REINSURER, the amount due shall be remitted with the Summary Statement. If the net balance is due the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten
   (10) days of receipt of the Summary Statement.

E. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor both its maximum annual aggregate MNAR liability and the CEDING COMPANY'S retention throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, for that calendar year.

F. The submission of the Remittance is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not make the Remittance in accordance with the provisions of this Article, the REINSURER may exercise the following rights:

    1. The REINSURER reserves the right to charge interest if the CEDING COMPANY fails to remit to the REINSURER the premium component of a Remittance within thirty (30) days of the Due Date. The interest rate charged shall be based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the Due Date of the Remittance plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

       The REINSURER reserves the right to charge interest on the associated premium, if the CEDING COMPANY fails to submit to the REINSURER the seriatim data component of a Remittance that fulfills the requirements set forth in Paragraph B of this Article, within thirty (30) days of the end of the Cure Period. Interest shall be calculated in accordance with the procedure described above in this Paragraph F1.

    2. The REINSURER will have the right to terminate this Agreement if the premium component of a Remittance otherwise due the REINSURER from the CEDING COMPANY is not remitted within sixty (60) days of the Due Date, by giving sixty (60) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this sixty-(60) day notice period, the REINSURER'S liability for all risks reinsured associated with the defaulted Remittances under this Agreement will terminate unless such Remittances have been made. If all Remittances in default are received by the REINSURER within the sixty-(60) day notice period, the Agreement will remain in effect.

       The REINSURER will have the right to terminate this Agreement if the CEDING COMPANY fails to submit to the REINSURER the seriatim data component of a Remittance that fulfills the requirements set forth in Paragraph B of this Article, within sixty (60) days of the end of the Cure Period. Termination shall be effected in accordance with the procedure described above in this Paragraph F2.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 8

                    Article VI, Reinsurance Administration

                                  (Continued)

   Receipt by the REINSURER of a partial submission, such as reinsurance premiums without accompanying seriatim electronic data or vice versa, does not constitute a Remittance and thus does not cure a delinquency or a default under this Agreement.

G. The CEDING COMPANY reserves the right to charge interest, calculated in accordance with the method set forth in Paragraph F1, above, on claims not paid within thirty (30) days of the time period set forth in Article VI, Paragraph D, above.

H. Spousal Continuations: The above provisions of this Article VI, notwithstanding, the REINSURER reserves the right to terminate the reinsurance on any new Spousal Continuations if the CEDING COMPANY is unable to provide accurate and timely reporting of spousal continuations, including, but not limited to, identification of policies continuing under the Spousal Continuation election upon death of the policy owner and accurate calculation of the MNAR described in Article IV. The REINSURER must provide the CEDING COMPANY with ninety (90) days written notice of its intent to terminate the provisions of this Agreement with respect to new Spousal Continuations, provided that if the CEDING COMPANY substantially cures its reporting failures during this 90-day notification period, the REINSURER may not terminate its obligations as provided above in this Paragraph H. Should such termination occur, the REINSURER'S liability for the MNAR under individual policies shall terminate upon death of the policy owner.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                              Page 9

                                  Article VII

                             Settlement of Claims

A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the EFFECTIVE DATE and subject to the retention of the CEDING COMPANY and benefit limitations as described in Article I.

B. In the event the CEDING COMPANY'S administrator, DVFS, receives sufficient documentation to verify the death of the owner or annuitant triggering the payment of a death benefit, the claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the documents shall be provided to the REINSURER and deemed as sufficient. The GMDB will be valued for reinsurance purposes as of the date of death regardless of when the claim was reported. All claims will be settled individually. Each will, for reinsurance purposes, be valued as of the date of death.

C. Where the beneficiary of the policy is the owner's spouse, and where the spouse elects to continue the policy in their own name, the REINSURER agrees to pay the MNAR upon the death of the owner, calculated as set forth in
   Article IV, and valued as of the date of death. Such payment shall not affect the REINSURER'S future liability on the policy, calculated as set forth in Article IV.

D. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

E. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

F. With respect to Extra-Contractual Damages, in no event will the REINSURER participate in punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

   The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed in equitable proportions.

   If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 10

                       Article VII, Settlement of Claims

                                  (Continued)

G. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 11

                                 Article VIII

                              Reinsurance Credit

A. The reserves held by the REINSURER in its statutory financial statements will be greater than or equal to those required by the state where the statement is filed. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance reserve credit in the states in which the REINSURER is currently authorized for the reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with all the Insurance laws and regulations of the states in which the CEDING COMPANY is admitted, to enable the CEDING COMPANY to take reserve credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

B. In the event that the CEDING COMPANY is unable to qualify for reinsurance reserve credit solely because the REINSURER is not authorized in a state, the REINSURER shall, within ninety (90) days of the date the CEDING COMPANY notifies the REINSURER of its inability to qualify for reinsurance reserve credit, take any necessary actions, at its sole cost and expense, to insure that the CEDING COMPANY qualifies for reinsurance reserve credit as described in Paragraph A, above. If a Letter of Credit is obtained by the REINSURER, the amount of such Letter of Credit shall be subject to quarterly adjustment, such adjustment to be made on a quarterly basis following notification by the CEDING COMPANY to the REINSURER of quarterly and reserve adjustments.

C. Notwithstanding any other provision of this Agreement, the CEDING COMPANY or any successor by operation of law of the CEDING COMPANY, including without limitation, any liquidator, rehabilitator, receiver or conservator of the CEDING COMPANY, may draw upon such letters of credit at anytime (including, but not limited to the receipt of notice of non-renewal of such letters of credit) for any one or more of the following purposes, such withdrawal to be applied without diminution because of the insolvency of the REINSURER:

    1. To reimburse the CEDING COMPANY for the REINSURER'S share under this Agreement of premiums returned to owners of policies due to cancellations of policies reinsured under this Agreement.

    2. To reimburse the CEDING COMPANY for the REINSURER'S share under this Agreement of benefits or losses paid by the CEDING COMPANY under policies reinsured under this Agreement.

    3. To pay any other amounts which the CEDING COMPANY claims as due under this Agreement.

   The CEDING COMPANY agrees to return to the REINSURER any amounts drawn down on such letters of credit which are in excess of the actual amounts required for 1 or 2, or in the case of 3 above, any amounts that are subsequently determined not to be due.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 12

                                  Article IX

                             Recapture Privileges

A. The CEDING COMPANY may recapture existing reinsurance in force in accordance with the rules set forth in this Article IX.

B. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

C. No recapture will be made unless reinsurance has been in force for fifteen
   (15) years, as measured from the EFFECTIVE DATE, unless the parties mutually agree to a shorter period of time.

D. Recapture will only be available provided the total carryforward, upon release of treaty reserves, is in a positive position. The total carryforward is defined as the sum of the carryforwards of this Agreement and the complementary Agreement No. 2000-35NY, that reinsures the same variable annuity policy forms specified in Schedule A.

E. The carryforward for each Agreement is defined as the relevant period's reinsurance premium, minus all reinsurance claims paid under this Agreement in the relevant period, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value during such period, minus the increase (or plus the decrease as the case may be) in treaty reserves during such period, plus the previous period's loss carryforward. The carryforward amount is accumulated at the ninety (90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%). Each period utilized for purposes of this paragraph shall be an annual period measured from the anniversary date of this Agreement, except that the final period shall be the most recent anniversary date to the date of notification of recapture.

F. Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., the initial quota share percentage reduces 2.78% times the initial quota share percentage each month). It is irrevocable once elected.

G. The CEDING COMPANY and the REINSURER agree to exchange carryforward calculations each year-end to ensure ongoing agreement on the position of the carryforward.

H. The above provisions of the Agreement notwithstanding, recapture may also occur in accordance with the terms set forth in Article XXI, Special Termination or Settlement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 13

                                   Article X

                             Inspection of Records

A. The REINSURER, or its duly appointed representatives, shall have the right annually, upon reasonable advance notice, and for reasonable purposes, to inspect at the office of the CEDING COMPANY or its Third Party Administrator
   (DVFS) all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY, or its duly appointed representatives, shall have the right annually, upon reasonable advance notice, and for reasonable purposes, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

C. Notwithstanding the preceding provisions, if undisputed balances due from the REINSURER under this Agreement have not been paid for the two (2) most recent reported calendar quarters, the REINSURER shall not have access to any of the CEDING COMPANY'S records relating to this Agreement without the specific consent of the CEDING COMPANY.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 14

                                  Article XI

                                  Insolvency

A. In the event of the insolvency of the CEDING COMPANY, this reinsurance shall be payable directly to the CEDING COMPANY, or to its liquidator, receiver, conservator or statutory successor immediately upon demand on the basis of the liability of the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY shall give written notice to the REINSURER of the pendency of a claim against the CEDING COMPANY which would involve a possible liability on the part of the REINSURER, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the Court, against the CEDING COMPANY as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER.

B. Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the CEDING COMPANY.

C. The reinsurance shall be payable by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator, or statutory successor, except where the REINSURER with the consent of the direct insured or insureds has voluntarily assumed such policy obligations of the CEDING COMPANY as direct obligations of the REINSURER to the payees under such policies and in substitution for the obligations of the CEDING COMPANY to the payees. Then, and in that event only, the CEDING COMPANY, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, is entirely released from its obligation and the REINSURER pays any loss directly to payees under such policy.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 15

                                  Article XII

                                  Negotiation

A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XIII. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 16

                                 Article XIII

                                  Arbitration

A. Any and all disputes or differences arising out of this Agreement, including its formation and validity, shall be submitted to binding arbitration. Any arbitration shall be based upon the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes dated September 1999 (the "Procedures"), as supplemented by the paragraphs below.

B. The Panel shall consist of three Disinterested arbitrators, one to be appointed by the Petitioner, one to be appointed by the Respondent and the third to be appointed by the two Party-appointed arbitrators. The third arbitrator shall serve as the umpire, who shall be neutral. The arbitrators and umpire shall be persons who are current or former officers or executives of an insurer or reinsurer. Within thirty days of the commencement of the arbitration proceeding each Party shall provide the other Party with the identification of its Party-appointed arbitrator, his or her address (including telephone, fax and e-mail information), and provide a copy of the arbitrator's curriculum vitae. If either Party fails to appoint an arbitrator within that thirty-day period, the non - defaulting Party will appoint an arbitrator to act as the Party-appointed arbitrator for the defaulting Party. The umpire shall be appointed by the two Party-appointed arbitrators as soon as practical (but no later than 30 days) after the appointment of the second arbitrator. The Party-appointed arbitrators may consult, in confidence, with the Party who appointed them concerning the appointment of the umpire.

C. Where the two Party-appointed arbitrators have failed to reach agreement on an umpire within the time specified in paragraph B, each Party shall propose to the other in writing, within seven (7) days thereafter, eight (8) umpire candidates from the ARIAS-U.S. Certified Arbitrators List in effect at the time of the commencement of the arbitration. The umpire will then be selected in accordance with 1 6.7(b)-(e) of the Procedures. (Unless the Parties agree otherwise, the ARIAS-U.S. Umpire Questionnaire Form in effect at the time of the commencement of the arbitration shall be used.)

D. The arbitration shall take place in New York, New York.

E. Unless prohibited by law, the Supreme Court of the State and County of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any and all court proceedings that either Party may initiate in connection with the arbitration, including proceedings to compel, stay, or enjoin arbitration or to confirm, vacate, modify, or correct an Arbitration Award.

F. For purposes of this Article, the terms "Arbitration Award,"
   "Disinterested," "Notice of Arbitration," "Panel," "Party" (or "Parties"), "Petitioner," "Respondent," and "Response" shall have the meanings set forth in article 2 of the Procedures (Definitions).

G. In the event of any conflict between the Procedures and this Article, this Article, and not the Procedures, will control.

H. This Article shall survive the expiration or termination of this Agreement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 17

                                  Article XIV

                         Right to Offset Balances Due

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any undisputed balance or balances due one party to the other, its successors or assignees, against undisputed balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 18

                                  Article XV

                        Policy Form and Program Changes

A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity policy form as described in the policy form general provisions. No such change shall be made by the CEDING COMPANY without prior notification to the REINSURER and without changes being declared effective by the Securities and Exchange Commission (SEC), if necessary. The REINSURER will approve or disapprove of the fund change within thirty (30) days of the date on which it receives notification.

   The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with overall risk profile characteristics similar to those listed in Schedule B at inception of the Agreement.

   Should any such change result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall within thirty (30) days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for new and inforce business affected by the change. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

B. The CEDING COMPANY shall also give the REINSURER advance notice of any other changes to any policy forms reinsured hereunder, such as the annuity product design and/or death benefit design, any fees and charges, or the addition of any riders. The REINSURER shall, within thirty (30) days of the date on which notification was received, provide the CEDING COMPANY with notice of its approval of such change or its intent to revise the terms of this Agreement.

   Should any such change affect new business to be reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that new business only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall, within thirty (30) days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then the CEDING COMPANY shall have the right of immediate termination of this Agreement for new business only. The CEDING COMPANY shall

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 19

                  Article XV, Policy Form and Program Changes

                                  (Continued)

   provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

   Should any such change affect inforce policies reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall, within thirty (30) days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for inforce business affected by said change only. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

C. The above paragraphs notwithstanding, neither party, acting unreasonably, will withhold agreement to revised terms for the sole purpose of terminating this Agreement.

D. The CEDING COMPANY agrees to provide the REINSURER with all general policyholder communications produced by the CEDING COMPANY as though the REINSURER were a policyholder in the CEDING COMPANY'S state of domicile.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 20

                                  Article XVI

                                Confidentiality

A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on November 18, 1998 (the "Confidentiality Agreement") a copy of which is attached hereto as Exhibit IV. All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall, in accordance with the terms of the Confidentiality Agreement, hold confidential and not disclose or make competitive use of any shared Confidential Information of the other party (as such term is defined in the Confidentiality Agreement), unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available by means other than by either party or their agents, or unless the disclosure is required for retrocession purposes, has been mandated by law, or is duly required by external auditors.

B. The REINSURER will treat all personal policyholder information received from the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure, in accordance with the CEDING COMPANY'S commitment to its policyholders and in accordance with federal and state privacy laws. The CEDING COMPANY recognizes that the REINSURER may need to share certain information with auditors, regulators and retrocessionaires in the normal course of conducting business.

C. Should either party disclose any confidential information to another party, it shall require such other party to execute a confidentiality agreement satisfactory to the party whose confidential information is being disclosed. A satisfactory confidentiality agreement shall be in substantial conformity with the document shown in Exhibit IV.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 21

                                 Article XVII

                                 Miscellaneous

A. Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered by overnight express, with a delivery receipt required, or 2) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

    If to CEDING
    COMPANY:             AIG SunAmerica Life Assurance Company
                         1 999 Avenue of the Stars
                         34th Floor
                         Los Angeles, CA 90067
                         Attn: Michael Akers, Senior Vice President & Chief
                         Actuary
    If to REINSURER:     AXA Corporate Solutions Life Reinsurance Company
                         17 State Street
                         32nd Floor
                         New York, New York 10004
                         Attn: Julia Comely, Reinsurance Treaty Officer

   Unless otherwise stated, all notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will be deemed given as of the date of receipt, as indicated by the delivery receipt. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B. Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld. However, this Agreement may be held or assigned to an affiliate of the CEDING COMPANY, a company otherwise related to the CEDING COMPANY, or a successor in interest of the CEDING COMPANY without further consent required.

C. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

D. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

E. Currency. All financial transactions under this Agreement shall be made in
   U. S. dollars.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 22

                                 Article XVIII

                               Entire Agreement

This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 23

                                  Article XIX

                                    DAC Tax

              Treasury Regulation Section 1.848-2(g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to the Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29,1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER'S receipt of the CEDING COMPANY'S calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER'S tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 24

                                  Article XX

                             Duration of Agreement

A. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

B. This Agreement shall be applicable to new business for a minimum of two
   (2) years after the EFFECTIVE DATE subject to a limit of three-billion dollars ($3,000,000,000) of total new annuity business received by the CEDING COMPANY and by the CEDING COMPANY'S affiliate under Agreement
   No. 2000-35NY, divided by the REINSURER'S Quota Share Percentage. Any time on or after the second anniversary of this Agreement, and upon one-hundred-eighty (180) days' written notice, or anytime on or after attainment of three-billion dollars ($3,000,000,000) of total new business, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or the parties may amend the terms of reinsurance for new business by mutual agreement. The Agreement may be renewed thereafter, subject to mutually accepted terms. Additional purchase payments made after the close of this Agreement are covered hereunder for policies issued during the period this Agreement was open for new business.

C. In accordance with the terms of this Article XX, the Agreement has closed for new business as of January 31, 2003. New policies issued on or after February 1, 2003, shall not be reinsured hereunder.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 25

                                  Article XXI

                       Special Termination or Settlement

It is hereby mutually agreed that in addition to the termination provisions hereof, the following shall apply:

Section I -Termination:

A. Either party may terminate this Agreement upon forty-five (45) days notice in the event that:

    1. The other party should at any time (whether voluntarily or otherwise) become insolvent, or suffer a substantial impairment of capital, or become the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or proceeding (whether judicial or otherwise) or of a proposed Scheme of Arrangement, or be acquired or controlled (whether directly or indirectly) by any other company or organization, or

    2. There is a severance of free and unfettered communication and/or normal commercial and/or financial intercourse between the United States of America and the country in which the REINSURER is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency.

    3. Any law or regulation of any Federal or State of any jurisdiction in which the CEDING COMPANY is doing business should render illegal the arrangements made herein.

B. In the event that the REINSURER'S Standard & Poor's and/or AM Best rating drops below a Standard & Poor's rating of A and/or AM Best rating of A-, the CEDING COMPANY may request, and the REINSURER shall provide, as described in
   Article VIII, a letter of credit that meets the applicable requirements for reinsurance reserve credit in the amount of the reserves maintained on the risks reinsured under this Agreement. If the REINSURER fails to provide the letter of credit within ten (10) days of receipt of the CEDING COMPANY'S request, the CEDING COMPANY may terminate this Agreement.

Termination under A or B shall be effected by written notice of cancellation. The CEDING COMPANY will specify whether the termination results in a recapture of all ceded business (i.e. clean-cut) or termination of new business only (i.e. run-off). If the CEDING COMPANY elects termination for new business only (run-off), it may request, and the REINSURER shall provide, as described in
Article VIII, a letter of credit that meets the applicable requirements for reinsurance reserve credit in the amount of the reserves maintained on the risks reinsured under this Agreement.

Section II-Settlement

The mode of payment will be a lump sum payable in cash, based on Section III, within 60 days of termination.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 26

                Article XXI, Special Termination or Settlement

                                  (Continued)

Section III - Payment

Settlement upon termination (clean-cut) of this Agreement shall be determined in accordance with the Loss Carryforward (LCF) formula found in Article IX, Recapture Privileges.

If the LCF position is positive, an Early Recapture Fee shall be withheld by the REINSURER that is equal to the LCF amount.

If the LCF position is negative, the Settlement due the REINSURER from the CEDING COMPANY shall be equal to an amount that brings the LCF position to zero.

LCF position = Loss Carryforward Gain or Loss after release of treaty reserves as of the termination date specified in the written notice of cancellation.

This article shall survive the termination of this Agreement.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 27

                                 Article XXII

                            Execution of Agreement

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

AIG LIFE INSURANCE COMPANY

Attest:

AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
        Michael S. Sakoulas, Senior Vice President


By:     --------------------------------
        Betsy A. Barnes, Assistant Vice President

        Julia Comely, Assistant Vice President
Attest:

AIG Agreement No. 2000-35-DB
Effective January 31, 2001                                             Page 28

                                  Schedule A

                             Plans of Reinsurance

REINSURER'S Quota Share Percentage: 100% in excess of the CEDING COMPANY'S retention set forth in Article I

Issue Dates:

       New Policies issued on or after January 31, 2001

   GMDB Reinsured:

   1. Basic Benefit for issue ages up to 85: 7-Year Ratchet less a proportional reduction for withdrawals;

   2. Optional Enhanced Benefit for issue ages up to 80: Greater of Basic Benefit and Annual Ratchet less a proportional reduction for withdrawals;

   3. Optional Enhanced Benefit for issue ages up to 75: Greater of Basic Benefit and Equity Assurance Plan* rider, less a proportional reduction for withdrawals;

   4. Optional Enhanced Benefit for issue ages up to 75: Greater of Basic Benefit, Annual Ratchet and Equity Assurance Plan* rider, less a proportional reduction for withdrawals.

*Rollup Benefit under the Equity Assurance Plan (EAP):

Provides for a varying percentage of Rollup death benefit for all premiums, adjusted for withdrawals, that are paid prior to the year following the 85th birthday of the contractholder, based on the number of complete years, not to exceed 10, from the date of receipt of each premium to the earlier of the date of death or the first contract anniversary following the 85/th/ birthday of the contractholder. The interest rates vary with the duration of the policy as follows:

Roll up Percentage              If death occurs during the
------------------ -----------------------------------------------------
0% / per annum     1st through 24th month from date of Premium payment
2% / per annum     25th through 48th month from date of Premium payment
4% / per annum     49th through 72nd month from date of Premium payment
6% / per annum     73rd through 96th month from date of Premium payment
8% / per annum     97th through 120th month from date of Premium payment
10% / per annum    More than 120 months from date of Premium payment
(for a maximum of
10 years)

                                                                   Continued...

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Schedule A

                             Plans of Reinsurance

                                  (Continued)

   Spousal Continuance

   Provided that the CEDING COMPANY can report Spousal Continuances (SCs), as described in Article VI, Paragraph H, the REINSURER will cover SCs under this Agreement and will treat them as new issues to the extent that, at time of continuance, the attained age of the surviving spouse satisfies the issue age restrictions and benefit limitations under the Related Policy Forms covered by this Agreement.

D. Related Policy Forms:

AIG Life Policies:
------------------
    . To be provided       Base Policy (Ovation Advisor)
    . 12APR797             Annual Ratchet Rider
    . 12EAP97A             Equity Assurance Plan
    . 12EAP97E             Enhanced Equity Assurance Plan

Al Life Policies:
-----------------
    . To be provided       Base Policy (Ovation Advisor)
    . 22APR797             Annual Ratchet Rider
    . 22EAP97A             Equity Assurance Plan
    . 22EAP97E             Enhanced Equity Assurance Plan

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Schedule B

                               Investment Funds

                          Ovation Advisor
                          ---------------
Fund Manager                          Fund Name         Fund Status
------------                   ------------------------ -----------
Alliance                       Money Market
                               Growth
                               Growth and Income
                               International
                               U.S. Gov't/High Grd Sec.
                               North American Gov't
                               Income
                               Global Dollar Government
                               Utility Income
                               Global Bond
                               Premier Growth
                               Total Return
                               Worldwide Privatization
                               Technology
                               Quasar
                               Real Estate Investment
                               High Yield

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Schedule C

                    Required Data and Suggested Data Layout

Field Description             Comments
-----------------             --------

Annuitant's ID:               Last Name
                              First Name
                              Middle Name
Sex                           M or F
Date of Birth                 YYYYMMDD
Social Security No. / Social
  Insurance No.

Joint Annuitant's ID:                                             If Applicable
                              Last Name
                              First Name
                              Middle Name
Sex                           M or F
Date of Birth                 YYYYMMDD
Social Security No. / Social
  Insurance No.

Owner's ID:
                              Last Name
                              First Name
                              Middle Name
Sex                           M or F
Date of Birth                 YYYYMMDD
Social Security No. / Social
  Insurance No.

Joint Owner's ID:                                                 If Applicable
                              Last Name
                              First Name
                              Middle Name
Sex                           M or F
Date of Birth                 YYYYMMDD

Social Security No. / Social
  Insurance No.
Policy Number
Policy Issue Date             YYYYMMDD
Policy Issue Status           NI=True New Issue, SC=Spousal
                              Continuance,
                              EX=1035 Exchange
Tax Status                    Qualified (Q), or Non-qualified (N)

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Schedule C

                    Required Data and Suggested Data Layout

Field Description                       Comments
-----------------                       --------

GMDB/EEDB SECTION (if applicable)
Mortality Risk Definition Indicator     AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                     A = Annuitant, O = Owner, 1 = 1st to
                                        die, 2 = 2nd to die
                                        (e.g., A2 = payable upon death of
                                        second of joint annuitants)
Current Ratchet Value                   If Applicable
Current Reset Value                     If Applicable
Current Rollup Value                    If Applicable
Current Return of Premium Value         If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                  Greater of Account Value and Minimum
                                        Guaranteed Death Benefit
Mortality Risk VNAR                     Max [Contractual Death Benefit -
                                        Account Value), 0]
 SCNAR                                  Surrender Charge, if applicable
EEMNAR                                  Contract Value less In-Force Premium
Net Premiums
Gain Percentage                         70%, 50% or 30%
Termination Date of the Rider           YYYYMMDD

GMIB SECTION (if applicable)
GMIB Indicator                          Y = benefit elected, N = benefit not
                                        elected, NA=not applicable
Income Benefit Elected                  01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period            YYYYMMDD
GMIB Annuitization Date                 YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date   YYYYMMDD, if applicable
Cancellation Date                       YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                       Calculated using an individual life
                                        annuity form with 10 years
certain
Treasury Rate                           Used in IBNAR calculation

GMAB SECTION (if applicable)
GMAB Indicator                          Y = benefit elected, N = benefit not
                                        elected, NA=not applicable
Accumulation Benefit Elected            01 = option 1, 02 = option 2, etc.
Maturity Date                           YYYYMMDD
Most Recent GMAB Step-up / Rollover     YYYYMMDD, if applicable
Date
Cancellation Date                       YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                   Current Value
GMAB NAR                                Max [ (GMAB Guaranteed Value - Account
                                        Value), 0 ]

Account Value                           Current total value
Surrender Charge                        If reinsured
Cumulative Deposits                     Total premiums
Cumulative Withdrawals                  Total withdrawals

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Schedule C

                    Required Data and Suggested Data Layout

Field Description                         Comments
-----------------                         --------

Funding Vehicle Values:
   "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

Fixed Account
Dollar Cost Averaging

Note: total of funding vehicles should equal account value.

Termination Information:
Termination Date                          YYYYMMDD, If applicable
Reason for termination                    Death (D), Annuitization (A), 1035
(I), Other (O).                           Exchange (X), GMIB Election

Cause of Death                            If applicable. Use your Cause of
translation                               Death code,and provide

Summary Information:                      For reconciliation purposes (may be
                                          paper summary)
Total number of records                   Monthly aggregate information by
                                          GMIB Design, GMAB Design, and
                                          Pricing Cohort (if applicable)

Total of each dollar field                Monthly aggregate information by
                                          GMIB Design, GMAB Design, and
                                          Pricing Cohort (if applicable)

Note: All values to nearest dollar

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                   Exhibit I

                  1994 Variable Annuity MGDB Mortality Table
                  (applied age last birthday at attained age)

Age       Male Qx       Female Qx            Age        Male Qx        Female Qx
---       --------      ---------            ---        --------       ---------
 1        0.000587      0.000519              60        0.010029        0.005636
 2        0.000433      0.000358              61        0.011312        0.006460
 3        0.000350      0.000268              62        0.012781        0.007396
 4        0.000293      0.000218              63        0.014431        0.008453
 5        0.000274      0.000201              64        0.016241        0.009611
 6        0.000263      0.000188              65        0.018191        0.010837
 7        0.000248      0.000172              66        0.020259        0.012094
 8        0.000234      0.000158              67        0.022398        0.013318
 9        0.000231      0.000154              68        0.024581        0.014469
10        0.000239      0.000159              69        0.026869        0.015631
11        0.000256      0.000169              70        0.029363        0.016957
12        0.000284      0.000185              71        0.032169        0.018597
13        0.000327      0.000209              72        0.035268        0.020599
14        0.000380      0.000239              73        0.038558        0.022888
15        0.000435      0.000271              74        0.042106        0.025453
16        0.000486      0.000298              75        0.046121        0.028372
17        0.000526      0.000315              76        0.050813        0.031725
18        0.000558      0.000326              77        0.056327        0.035505
19        0.000586      0.000333              78        0.062629        0.039635
20        0.000613      0.000337              79        0.069595        0.044161
21        0.000642      0.000340              80        0.077114        0.049227
22        0.000677      0.000343              81        0.085075        0.054980
23        0.000717      0.000344              82        0.093273        0.061410
24        0.000760      0.000344              83        0.101578        0.068384
25        0.000803      0.000346              84        0.110252        0.075973
26        0.000842      0.000352              85        0.119764        0.084432
27        0.000876      0.000364              86        0.130583        0.094012
28        0.000907      0.000382              87        0.143012        0.104874
29        0.000935      0.000403              88        0.156969        0.116968
30        0.000959      0.000428              89        0.172199        0.130161
31        0.000981      0.000455              90        0.188517        0.144357
32        0.000997      0.000484              91        0.205742        0.159461
33        0.001003      0.000514              92        0.223978        0.175424
34        0.001005      0.000547              93        0.243533        0.192270
35        0.001013      0.000585              94        0.264171        0.210032
36        0.001037      0.000628              95        0.285199        0.228712
37        0.001082      0.000679              96        0.305931        0.248306
38        0.001146      0.000739              97        0.325849        0.268892
39        0.001225      0.000805              98        0.344977        0.290564
40        0.001317      0.000874              99        0.363757        0.313211
41        0.001424      0.000943             100        0.382606        0.336569
42        0.001540      0.001007             101        0.401942        0.360379
43        0.001662      0.001064             102        0.422569        0.385051
44        0.001796      0.001121             103        0.445282        0.411516
45        0.001952      0.001186             104        0.469115        0.439065
46        0.002141      0.001269             105        0.491923        0.465584
47        0.002366      0.OO1371             106        0.511560        0.488958
48        0.002618      0.001488             107        0.526441        0.507867
49        0.002900      0.001619             108        0.536732        0.522924
50        0.003223      0.001772             109        0.543602        0.534964
51        0.003598      0.001952             110        0.547664        0.543622
52        0.004019      0.002153             111        0.549540        0.548526
53        0.004472      0.002360             112        0.550000        0.550000
54        0.004969      0.002589             113        0.550000        0.550000
55        0.005543      0.002871             114        0.550000        0.550000
56        0.006226      0.003241             115        1.000000        1.000000
57        0.007025      0.003713
58        0.007916      0.004270
59        0.008907      0.004909

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Exhibit II

                             Reinsurance Premiums

                                              Reinsurance
                                                Premiums
                                            ----------------   Guaranteed
Benefit (Product)              Issue Ages   Minimum Maximum*    Maximum
-----------------              ----------   ------- --------   ----------
Base GMDB

Enhanced GMDB 1

Enhanced GMDB 2

Enhanced GMDB 3
--------
*  The current maximum premium rate shall be in effect for a minimum of twenty
   (20) years from the EFFECTIVE DATE. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001

                                  Exhibit III

                                                      Benefit Limitations Rules

  Trapezoidal Rule

Average Aggregate Account Value inforce in calendar year Z equals:

AV(Jan3)\\|\\
-------------
  24

A V(Feb\\E\\) + j V(Mar\\B\\) + j K(4?r,) + A V(May\\B\\)
---------------------------------------------------------
                            12

yj K(J^\\5\\) + A V(Jul\\B\\) + AV(Aug\\B\\) + A V(Sep\\B\\)
------------------------------------------------------------
                            12

              ^K(Oc^) + ^KCiVov^) + ^V(Dec\\B\\)
              ----------------------------------
                              12

                              24

where A V(Monthe) is equal to the beginning of month aggregate account value of the Related Policy Forms listed in Schedule A and AV(MonthE) is equal to the end-of-month aggregate account value of the Related Policy Forms listed in Schedule A.

For partial calendar years AV(MonthB) for months prior to the EFFECTIVE DATE should be set equal to zero.

Note: Where stated in this Agreement, the calculation described above shall apply to the sum of the values reported under this Agreement and Agreement No. 2000-35NY.

AIG Agreement No. 2000-35-DB
Effective January 31, 2001